EXHIBIT 10.4

JACKSON PAYNE

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement”) is made and entered into by and between RIO BRAVO OILFIELD SERVICES, INC. a Texas corporation ("Company"), and JACKSON PAYNE, an individual residing in The Woodlands,, Texas ("Employee").

1. Introduction. Company and Employee desire and have agreed that Employee will become an employee of the Company.

Based on such premise, on the terms and subject to the conditions contained in this Agreement, and for certain good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto hereby agree as follows:

2. Appointment and Term. The Company hereby employs Employee, and Employee hereby accepts employment with the Company. Employee’s employment under this Agreement shall commence July 1, 2014, and, unless sooner terminated pursuant to the terms of Section 9 of this Agreement, shall continue for an initial period of three (3) year(s) (as completed or earlier terminated pursuant to the express terms hereof, the "Initial Period"). Following the completion of the Initial Period, unless there upon terminated or renewed pursuant to the terms of this Section 2, Employee’s employment under this Agreement shall continue from year to year, subject to earlier termination pursuant to the terms of Section 9 of this Agreement (each subsequent year, as completed or earlier terminated, an "Additional Period," and together with the Initial Period, the "Term"). Company may terminate this Agreement as of the last day of the Initial Period or any Additional Period by giving Employee written notice of such termination not less than ninety (90) days prior to such date. Company may elect to renew Employee’s employment by offering Employee a renewal employment agreement (the "Renewal Agreement") not less than ninety (90) days prior to the last day of the Initial Period or any Additional Period (the "Renewal Notice Period"), upon terms and conditions no less favorable to Employee than those set forth in this Agreement (including, but not limited to, title; reporting relationship; services to be rendered; two (2) year minimum term; termination, renewal, and severance provisions; scheduled base salary increases and annual bonus percentage; benefits; etc.). The initial annual base salary specified in such Renewal Agreement shall be not less than Employee’s annual base salary for the previous calendar year, adjusted to reflect the greater of (i) a five per cent (5%) increase in such annual base salary, or (ii) the increase, if any, in the cost of living, determined by multiplying Employee’s then current annual base salary by a fraction, the numerator of which is the Consumer Price Index (U.S. City Average--[1967 = 100%]- -All Items, Bureau of Labor Statistics of the U.S. Department of Labor) (the "CPI") for the month prior to the proposed commencement date of such Renewal Agreement and the denominator of which is the CPI for the month prior to the month in which Employee’s annual base salary was most recently adjusted. Employee acknowledges and agrees that Company has no obligation to allow this Agreement to renew, to offer Employee a Renewal Agreement, or to otherwise continue Employee’s employment after expiration of the Initial Period or any Additional Period, and Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached. In the event Employee does not accept an offered Renewal Agreement as of the last day of the Initial Period or Additional Period during which Employee first received such Renewal Agreement, Employee shall be deemed to have rejected such Renewal Agreement and Employee’s employment shall be terminated as of such date. In the event Company has not offered Employee a Renewal Agreement within the Renewal Notice Period, Employee may terminate this Agreement upon thirty (30) days prior written notice to Company, provided such termination notice is received by Company no less than thirty (30) days following the conclusion of the applicable Renewal Notice Period, in which case the terms of Section 9.3 of this Agreement shall apply.

3. Duties and Responsibilities. Employee will serve as Chief Financial Officer and a member of the Company’s Board of Directors, and as such will perform those duties which are normal and customary in the industry for like positions. Employee will be responsible for other similar areas which relate thereto for Company and its affiliates and will be responsible to perform other such duties which are reasonably assigned by the Company’s Chief Executive Officer or Board of Directors. Employee will report directly to the Company’s Chief Executive Officer and Board of Directors. Employee will perform full-time service on an exclusive basis for Company and its affiliates. Employee’s principal base of employment shall initially be in the Houston, Texas area, and may change from time to time. Employee acknowledges that Company is not required to actually utilize Employee’s services hereunder, but that Company's sole obligation shall be to pay Employee the compensation and provide Employee the benefits set forth herein, subject to all the terms and conditions of this Agreement.

For all purposes, Employee shall be an employee of only the Company, and only this Agreement shall control and govern any and all relationships between Employee and the Company and its divisions, subsidiaries and other affiliated entities.

4. Employment Compensation. The Company shall pay or provide to Employee, during the period in which this Agreement is in effect, the following compensation in consideration of Employee's performance of his obligations hereunder other than the performance of his obligations under Section 6:

4.1 Salary. As compensation for Employee’s services hereunder, Company shall pay Employee, and Employee shall accept, an initial annual base salary of One Hundred Eighty Thousand And No/100s Dollars ($180,000.00) less all appropriate deductions and withholdings, payable in accordance with the schedule Company may adopt or alter from time to time in its discretion, but in any event not less frequently than monthly. The Company shall review the performance of Employee’s duties hereunder on at least a quarterly basis. Employee’s annual base salary will be adjusted on January 1 of each calendar year of the Term to reflect the greater of (i) a five percent (5%) increase in such annual base salary, or (ii) the increase, if any, in the cost of living, determined by multiplying Employee’s then current annual base salary by a fraction, the numerator of which is the CPI for the month of December of the most recently completed calendar year and the denominator of which is the CPI for the month prior to the month in which Employee’s annual base salary was most recently adjusted. In addition, the Company’s President or Board of Directors of the Company may increase Employee’s annual base salary at such times as it, in its sole discretion, deems appropriate and/or enter into deferred compensation agreements and /or defined benefit plans with respect to such amounts.

4.2 Bonus Structure

a. Quarterly Bonus. In accordance with the executive bonus plan established by Company, as may be amended from time to time, in addition to annual base salary, Employee shall be eligible to earn and receive a quarterly bonus based on achievement of certain goals during each quarterly review period (which shall commence on the first day of each quarter and conclude on the last day of each quarter commencing for example on September 30 and ending December 31 of the first calendar year of the Term). During the first forty-five (45) days of each annual review period of the Term, Company, with Employee’s consultation, shall establish reasonable goals for Employee and his divisions to achieve during such review period. In the event Company determines that the goals set for any quarterly review period have been achieved, Employee shall be entitled to receive a targeted bonus of one hundred per cent (100%) of Employee’s annual base salary for such calendar year, with the exact amount of such bonus to be determined in the discretion of Company, subject to the terms of the executive bonus plan then in effect, but in any event not less than Five Percent (5%) of Employee’s annual base salary (the “Minimum Guaranteed Bonus”). In the event Company determines that the goals set for any annual review period have not been achieved during such annual review period, Employee shall receive only the Minimum Guaranteed Bonus.

b. Apportionment. For those periods of Employee’s employment which does not coincide with the calendar year, the amount of the bonus shall be prorated for the number of months Employee is in the employ of Company during such period.

c. Payment. Payment of the Minimum Guaranteed Bonus shall be made quarterly in arrears, with the quarterly bonus to be paid no later than the 15th of the month following the quarterly review period for which the quarterly bonus is calculated, with credit given for the payment of the Minimum Guaranteed Bonus.

d. Further Bonuses. From time to time, Company may enter into supplemental agreements or memorandums in writing with Employee for the award and payment to Employee of additional compensation or bonuses upon such terms and conditions as Company shall deem to be in its business interest. In the event of the execution by Company of any such agreements or memorandums, Employee’s right to additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof, subject, however, to the provisions of this sub-Section. In the absence of any such supplemental agreements or memorandums, Company shall not be obligated to pay Employee any additional compensation or bonus whatsoever, irrespective of the payment of additional compensation or bonus in any past or succeeding year or the payment or additional compensation or bonus to other executives in any year, but may do so in its sole discretion.

e. Incentive Compensation. From time to time, Company may offer phantom stock, stock appreciation rights, warrants, stock options in Company and its parent and/or affiliates and/or other forms of long-term incentives upon such terms and conditions as Company shall determine to be in its business interests.

f. Vehicle Expense Allowance. The Company will reimburse Employee for all expenses of an Employee owned or leased vehicle for the exclusive use of Employee during the term of this Agreement. The make and model of such vehicle shall be mutually agreed between Company and Employee.

g. Mobile Phone, Computers. The Company will provide Employee one (1) mobile phone along with paid service including voice and data, a desktop computer, and a laptop computer for Employee’s exclusive during the term of this Agreement. The brand and type of such mobile phone and computers shall be mutually agreed between Company and Employee.

h. Education Expense Allowance. The Company will reimburse Employee for all expenses of obtaining professional certificates, licenses, and/or advanced degrees during the term of this Agreement.

4.3 Reimbursements. The Company recognizes that in the course of performing Employee’s duties hereunder, Employee will necessarily incur expenses in connection with Employee’s duties for such items as entertainment, traveling, hotels, and similar items. Employee shall be entitled to have paid or be reimbursed all reasonable expenses incurred by Employee in the performance of Employee’s duties hereunder, subject to such requirements, procedures, and rules as may be established by Company for similarly situated executives from time to time in its discretion, including, without limitation, the requirement of submission of appropriate receipts for such expenses prior to reimbursement.

4.4. Employee Benefits. Employee shall be entitled to participate in the employee benefit plans that the Company makes available to employees in the same or similar positions from time to time. Employee's participation in such employee benefit plans shall be in accordance with the terms and conditions thereof and the Company's policies and practices in effect from time to time, including but not limited to the following:

a. Vacation. For each year of the Term of this Agreement,

Employee will be entitled to four (4) weeks vacation with pay, to be accrued and taken in accordance with Company's normal personnel policies regarding vacation for similarly situated executives, as such policies may be modified from time to time in the discretion of Company. Notwithstanding the foregoing, upon Employee accruing eight (8) weeks of vacation time, vacation time will cease to accrue and must be used before additional vacation time will accrue.

b. Health Plans. Company will establish and maintain employee health, medical, life, and disability insurance benefit plans for Employee to be reimbursed by the Company separate and apart from other compensation and benefits as detailed herein or otherwise agreed to between the Company and the Employee. During the Term of this Agreement, Employee’s eligibility to participate in such plans shall be governed by the generally applicable terms and conditions of the particular plan, as such terms and conditions may be amended from time to time in the discretion of Company. Notwithstanding the foregoing, Company shall also pay the premiums for immediate family members of Employee for the same health and medical coverage provided to Employee.

c. 401(k) Plan. Company may, in its discretion, from time to time, establish and maintain, or participate in an affiliated company's, 401(k)-retirement plan. During the Term of this Agreement, Employee’s eligibility to participate in such plan shall be governed by the generally applicable terms and conditions of such plan, as such terms and conditions may be amended from time to time in the discretion of Company or such affiliated company.

d. Additional Benefits. Employee expressly agrees and acknowledges that following the Term of this Agreement, Employee will be entitled to no additional benefits except as otherwise specifically set forth in this Agreement, and except as specifically provided under the benefit plans referred to in this Section 4.4 and those benefit plans in which Employee may subsequently become a participant, subject in every case to the terms and conditions of each such plan.

The foregoing compensation shall constitute the entire consideration to be paid by the Company to Employee for all services that Employee performs for the Company hereunder other than Employee's performance of his obligations under Section 6. The foregoing compensation shall be separate and apart from other compensation that Employee shall be paid by divisions, subsidiaries and other affiliated entities of the Company.

5. Conflicts of Interest. During the period in which this Agreement is in effect, Employee shall devote his entire time, attention, energies and business efforts to his duties as an employee of the Company and to the business of the Company and its divisions, subsidiaries and other affiliated entities. During the period in which this Agreement is in effect, without the prior written consent of the Company, Employee (a) shall not engage, directly or indirectly, in any other business activity, (b) shall not act as a proprietor, partner, director, officer, employee, consultant, advisor, agent, representative or any other capacity (except as a beneficial owner of less than ten percent (10%) of the outstanding voting securities of an entity whose voting securities are traded publicly) of any entity other than the Company and its divisions, subsidiaries and other affiliated entities, regardless of whether such activity is for gain, profit or other pecuniary advantage, and (c) shall not allow or cause the Company or any of its divisions, subsidiaries or other affiliated entities to participate in any transaction with Employee, any of his relatives, or any entity in which Employee or any of his relatives has an interest.

6. Competitive Activities.

6.1. Competition. As an independent covenant, Employee shall not directly or indirectly engage, and shall not directly or indirectly become involved with (except as a beneficial owner of less than ten percent (10%) of the outstanding voting securities of an entity whose voting securities are traded publicly) any entity that directly or indirectly engages, in any business in which the Company or any of its divisions, subsidiaries or other affiliated entities is engaged. This covenant shall be effective during the period in which this Agreement is in effect.

6.2. Business Opportunities. As an independent covenant, Employee shall not directly or indirectly divert, take, solicit or accept or attempt to divert or take, whether on his own or on behalf of any other party, and shall not directly or indirectly become involved with (except as a beneficial owner of less than ten (10%) of the outstanding voting securities of an entity whose voting securities are traded publicly) any entity that directly or indirectly diverts, takes, solicits or accepts or attempts to divert or take, whether on its own behalf or on behalf of any other party, any customer of the Company or any of its divisions, subsidiaries or other affiliated entities. This covenant shall be effective during the period in which this Agreement is in effect and for one year thereafter.

6.3. Employees. As an independent covenant, Employee shall not directly or indirectly induce or influence or attempt to induce or influence, whether on his own behalf or on behalf of any other party, and shall not directly or indirectly become involved with (except as a beneficial owner of less than ten (10%) of the outstanding voting securities of an entity whose voting securities are traded publicly) any entity that directly or indirectly induces or influences or attempts to induce or influence, whether on its own behalf or on behalf of any other party, any employee of the Company to terminate his employment with the Company. This covenant shall be effective during the period in which this Agreement is in effect and for one year thereafter.

Employee understands and agrees that the purpose of the foregoing covenants is to protect the legitimate business interests of the Company and is not to restrict Employee's mobility or to prevent him from utilizing his general technical skills including but not limited to business knowledge, industry expertise and broad relationships.

7. Employee-Developed Intellectual Property.

7.1. Assignment. From the Effective Date of this Agreement the Employee hereby assigns, conveys and transfers to the Company all of his right, title and interest in and to any and all analyses, computer programs and software, customer lists and data, designs, discoveries, financial figures, formulae, ideas, improvements, inventions, know-how, methods, processes, specifications and other information and materials relating in any way to any of the businesses of the Company and its divisions, subsidiaries and other affiliated entities (the "Intellectual Property") that are conceived, created or developed by Employee, whether as a sole or joint originator, whether within or out of normal working hours, and whether on the premises of the Company or elsewhere, in connection with his employment with the Company (the "Employee-Developed Intellectual Property").

7.2. Property Rights. During the period in which this Agreement is in effect and thereafter, upon the request of the Company, Employee shall assist the Company in obtaining, maintaining, securing and enforcing any and all copyrights, patents, trademarks, service marks and other property rights relating to the Employee-Developed Intellectual Property for the benefit of the Company, including, without limitation, executing and delivering to the Company any and all documents and instruments requested by the Company for such purpose.

8. Confidential Intellectual Property. During the period in which this Agreement is in effect and thereafter, Employee shall not make or permit the making of any unauthorized disclosure, distribution, publication or use of any Intellectual Property of a confidential or trade secret nature (the "Confidential Intellectual Property") known to Employee; provided, however, that Employee may disclose, distribute, publish or use any Confidential Intellectual Property in situations in which and to the extent that the disclosure, distribution, publication or use thereof either (a) is necessary for the performance of his obligations hereunder or (b) is required to be disclosed in connection with a bona fide legal proceeding or governmental investigation, provided that Employee shall limit the disclosure, distribution, publication and use of such Confidential Intellectual Property to the maximum extent practicable under the circumstances. For the purposes hereof, the term "Confidential Intellectual Property" includes any and all Intellectual Property not generally known or available to the public relating or belonging to the Company or belonging to other parties to whom the Company may have an obligation of confidence.

9. Termination.

9.1. At End of Term. This Agreement and the rights and obligations of the Company and Employee hereunder shall terminate automatically, without any action by any party hereto, at the end of the term of this Agreement set forth in Section 2. Notwithstanding the termination of this Agreement as provided herein, the rights and obligations of the parties hereto under Sections 6, 7 and 8 shall continue in full force and effect for the periods stated therein. If this Agreement is terminated as permitted in this Section 9.1, then such termination shall be without liability to any party hereto.

9.2. By Agreement or For Cause. This Agreement and the rights and obligations of the Company and Employee hereunder may be terminated before the end of the term hereof only for the following reasons and in the indicated manners: (a) by the written agreement of the Company and Employee, in which case the termination shall be effective as of the date provided therein; (b) by the Company, if Employee (i) intentionally breaches or violates any of his obligations hereunder or (ii) intentionally commits any act or omission of or involving dishonesty, fraud, gross negligence or moral turpitude, whether or not in connection with his employment, by giving a notice of termination to Employee, in which event the termination shall be effective thirty (30) days after the delivery of such notice; or (c) by Employee, if the Company breaches or violates any of its obligations hereunder, by giving a notice of termination to the Company, in which event the termination shall be effective thirty (30) days after the delivery of such notice. Notwithstanding the termination of this Agreement as provided herein, the rights and obligations of the parties hereto under Sections 5, 6, 7 and 8 shall continue in full force and effect for the periods stated therein. If this Agreement is terminated as permitted in clause (a) of this Section 9.2, then such termination shall be without liability as permitted in clause (b) or (c) of this Section 9.2, then such termination shall be without prejudice to any and all claims, rights and remedies that the parties hereto may have against each other. Except as otherwise specifically set forth herein, in the event Employee’s employment is terminated for cause, all benefits set forth in this Agreement shall cease as of the last day of Employee’s employment hereunder.

9.3 Severance Payment.

a. In the event this Agreement is terminated by Company at the conclusion of the Initial Period or any Additional Period pursuant to Section 2 of this Agreement, or in the event Company fails to offer Employee a Renewal Agreement and Employee elects to terminate this Agreement as set forth in Section 2 of this Agreement, then Company’s sole obligation shall be to pay Employee (i) for all accrued but unused vacation (determined in accordance with Section 4.4 of this Agreement), which sum shall be paid to Employee, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination; and (ii) a severance payment equal to the sum of (x) Employee’s then current base salary for twelve (12) months, plus (y) the annual bonus paid to Employee for the prior calendar year, which severance payment shall be paid to Employee, less all appropriate deductions and withholdings, in equal, bi-monthly installments over the twelve (12) month period commencing with the date of termination (the "Severance Period"). During the Severance Period, Company shall provide Employee with comprehensive health, disability, and life insurance policies providing benefits at least equivalent to those Employee received on the last day of the Term hereof.

b. In the event Employee rejects a Renewal Agreement offered employee pursuant to Section 2 of this Agreement, or in the event Company terminates this Agreement pursuant to Section 9.2(b) of this Agreement, or in the event Employee terminates this Agreement pursuant to Section 9.2(c) of this Agreement, then Company's sole obligation shall be to pay Employee for all accrued but unused vacation (determined in accordance with Section 4.4(a) of this Agreement), which shall be paid to Employee, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination.

c. In the event Employee becomes permanently and totally disabled, or if Employee dies during the Term of this Agreement, then Employee, or Employee’s estate, as the case may be, shall be paid (i) for all accrued but unused vacation (determined in accordance with Section 9(a) of this Agreement), which sum shall be paid to Employee, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination; and (ii) the sum of (x) Employee’s then current base salary through the end of the Term, and (y) Employee’s annual bonus for the prior calendar year for each calendar year through the end of the Term, which sum shall be paid to Employee, less all appropriate deductions and withholdings, in equal, bi-weekly installments through the end of the Term. The payments set forth in this Section shall be reduced by the amount of any benefits payable to Employee or Employee’s estate, as the case may be, under any disability or life insurance plan provided by, and the premiums of which are paid by, Company.

10. Miscellaneous Provisions.

10.1. Insurance. The Company, in its sole discretion, may apply for and obtain insurance on the life of Employee in such forms and amounts as the Company may determine from time to time. Any such insurance policy shall be owned by the Company for its own benefit, and Employee shall not have any interest therein or right to the proceeds thereof. Upon request by the Company, Employee shall submit to such medical examinations, supply such information, and execute and deliver such documents and instruments as any insurance company to which the Company has applied for such insurance may require.

10.2. Notices. All notices and other communications given by any party hereto in connection herewith (a) must be in writing and (b) may be served only by (i) depositing the same in the United States mail, properly addressed as provided herein, postage prepaid, registered or certified mail, and with return receipt requested, or (ii) delivering the same in person. Any notice or other communication deposited in the mail in the manner provided herein shall be effective upon the earlier to occur of receipt by the addressee or the expiration of three (3) days after the date on which it is so deposited, and any notice or other communication delivered in person shall be effective when it is received by the addressee. For the purpose hereof, the addresses of the parties hereto shall be as follows:

Company: RIO BRAVO OIL FIELD SERVICES, INC.

1610 Woodstead Court

Suite 330

The Woodlands, Texas 77380

Employee: JACKSON PAYNE

1610 Woodstead Court, Suite 330 The Woodlands, Texas 77380

Any party hereto may change its address for the purposes hereof by giving written notice of such change of address to the other parties as specified herein.

10.3. Superseding Agreement. This Agreement supersedes all prior negotiations, understandings and agreements among the parties hereto relating to the subject matters hereof except where Employee has entered into separate Agreements with divisions, subsidiaries and other affiliated entities of the Company approved by the Company’s President or Board of Directors.

10.4. Amendments. No alterations, modifications, amendments or changes in this Agreement shall be effective or binding on any party hereto, unless the same shall be in writing and executed by all of the parties hereto.

10.5. Enforceability. This Agreement and all agreements and covenants made by the parties hereto under this Agreement shall inure to the benefit of, and be enforceable by and against, their respective heirs, successors, legal representatives and permitted assignees.

10.6. Assignments. The Company may assign, convey, transfer or otherwise dispose of all or any portion of its interest in this Agreement or its rights or obligations hereunder with prior written consent of Employee not to be reasonably withheld; provided, however, that any such permitted assignment, conveyance, transfer or other disposition shall not eliminate or limit the obligations hereunder of any assignee of the Company's interest herein. The rights and obligations of Employee hereunder are personal; therefore, Employee shall not assign, convey, transfer or otherwise dispose of, voluntarily or involuntarily, all or any portion of his interest in this Agreement or his rights or obligations hereunder. Any such assignment, conveyance, transfer or other disposition made or attempted by the Company or Employee in breach or violation of this Section 10.6 shall be null and void and of no effect.

10.7. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of Texas.

10.8. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision as severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

10.9. Captions. The captions contained herein are for the purpose of reference only and shall not affect in any way the meaning, interpretation or scope of this Agreement.

10.10. Waivers. Any waiver by any party hereto of any breach or violation of any provision of this Agreement by any other party shall not operate or be construed as a waiver by such party of any subsequent breach or violation thereof.

10.11. Remedies. Employee understands and hereby agrees that any breach or violation or threatened breach or violation by Employee of any of his obligations under Sections 5, 6, 7 and 8 will result in immediate and irreparable harm to the Company, and no adequate remedy at law is available to the Company for any such breach or violation or threatened breach or violation; therefore, upon any breach or violation or threatened breach or violation by Employee of any of his obligations under Sections 5, 6, 7 and 8, the Company shall be entitled to injunctive relief in any court of competent jurisdiction, provided that nothing contained herein shall be construed to prohibit the Company from pursuing any other remedy at law or in equity available to the Company therefor. The remedies of each party hereto under this Agreement shall be cumulative of each other and of the remedies at law or in equity available to the parties. Each party's full or partial exercise of any such remedy shall not preclude any subsequent exercise by such party of the same or any other remedy.

10.12. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes, and all of which together shall constitute one and the same instrument.

10.13 MANDATORY Dispute Resolution. Except as provided in Section 10.11 of this Agreement, any and all disputes, controversies, or claims arising out of or relating to your employment or cessation of employment with Company shall be settled exclusively by final and binding arbitration in HOUSTON, Texas before an arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). Such disputes include, but are not limited to, claims arising under this Agreement as well as other employment-related legal claims such as discrimination or tort. Any arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the AAA.

11. General Confidentiality.

11.1 Generally. All Company information with which Employee deals and all nonpublic information concerning the Company's operations, business methods, business strategies and plans, including Intellectual Property shall constitute confidential information of the Company ("Confidential Information"). Employee shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information with the same degree of care that he exercises with respect to its own proprietary information. Without the prior written consent of the Company, the Employee shall neither use, disclose, divulge or otherwise disseminate any Confidential Information to any person or entity, except for an attorney and such other professionals as the Employee may retain in order for it to enforce the provisions of this Agreements.

11.2 Exceptions. Notwithstanding Section 11.1 hereof, Employee shall have no obligations with respect to any Confidential Information which (i) is or becomes within the public domain through no act of the Employee in breach of this Agreement, (ii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (iii) is deemed in writing by the Company no longer to be Confidential Information, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Employee shall timely inform the Company of all such legal or governmental proceedings so that the Company may attempt by appropriate legal means to limit such disclosure, and the Employee shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

12. Morals. In addition to and not in limitation of any of the rights or remedies available to Company hereunder, if during the term of this Agreement Employee shall be charged with the commission of any act which is an offense involving moral turpitude under federal, state or local laws, or should Employee commit any act which would reasonably and objectively bring Company or its products into disrepute, contempt, scandal or ridicule, at any time, then Company shall be entitled to terminate this Agreement after giving Employee three (3) days notice to cure such offense, act or failure to perform. If Employee shall so fail to cure such offense, act or failure to perform within such three (3) day period, Company shall no longer be responsible for any further payments or benefits due hereunder.

13. Cooperation. Employee shall reasonably comply with all Company policies and procedures in place from time to time and shall conduct himself in a manner befitting of a member of management; shall conduct himself as a leader; foster a spirit of cooperation among all employees; and support management of the Company to his subordinates in all decisions. Employee shall follow directions given him by the Company’s President and Board of Directors.

This Agreement is executed by the parties effective July 1, 2014 (the “Effective Date”).

COMPANY:

RIO BRAVO OIL FIELD SERVICES, INC., a Texas corporation

By:
Print Name:
Title:

EMPLOYEE:

JACKSON PAYNE,
an individual residing in Texas